Exhibit 10.52
FORM OF OMNIBUS AMENDMENT
TO
NOTE DOCUMENTS
     THIS OMNIBUS AMENDMENT TO NOTE DOCUMENTS (this “Amendment”) is entered into as of June ___, 2010 (the “Amendment Date”), by and among H & W MOVIE PARTNERS, LLC, a Delaware limited liability company (“HWMP”), THE FILM DEPARTMENT HOLDING, INC, a Delaware corporation (which is successor to “The Film Department Holdings LLC,” “Holdings”), THE FILM DEPARTMENT LLC, a Delaware limited liability company (“Company”), the other Company Parties (as defined in the Buyout Agreement referred to below), [Union Bank, N.A., a national banking association (“Union”)][Revise Collateral Agent definition if Union not stepping back in], in its capacity as collateral agent for the Holders, and the Holders (“Collateral Agent”), and the Holders set forth on the signature pages to this Amendment (each a “Holder” and collectively, the “Holders”).
RECITALS
     A. Reference is hereby made to that certain Securities Purchase Agreement, dated as of June 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, including pursuant to that certain Forbearance Agreement and Amendment to Securities Purchase Agreement dated as of September 2, 2009, as amended from time to time prior to the date hereof (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Forbearance Agreement”), the “SPA”), among Holdings, Company, and Collateral Agent;
     B. Reference is also made to that certain Guaranty and Security Agreement, dated as of June 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Guaranty and Security Agreement”), by Holdings and each of the other Grantors party thereto in favor of Collateral Agent for the Holders and each Secured Party (as defined in the SPA);
     C. The EP Obligations are secured, pursuant to the Security Documents, by first priority liens that have been duly perfected by the filing of UCC-1 financing statements against each Company Party in the appropriate filing office, the recording of copyright security agreements against all registered copyrights constituting Collateral, and by the taking of such other appropriate actions under the UCC and other applicable laws.
     D. Reference is also made to (1) that certain Buyout Agreement, dated as November 23, 2009 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Buyout Agreement”), among HWMP, Holdings, Company, the other Company Parties (as defined therein) party thereto, Union, in its capacity as collateral agent for the Holders, and the Holders, and (2) that certain Participation Agreement, dated as of November 23, 2009 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Participation Agreement”), between Earthbound Films, LLC, a Delaware limited liability company (“EB Producer”), and the Holders, with respect to the motion picture project currently entitled “Earthbound”.
     E. Pursuant to that certain Notice of Collateral Agent and Second Lien Agent Resignation dated January 11, 2010, from Union Bank, N.A. (“Union Bank”) to the Persons listed on Schedule 1 thereto (the “Notice of Resignation”), following the satisfaction of the obligations of the Company Parties under the Credit Agreement and the Notes issued to the Lenders thereunder, Union Bank resigned as Collateral Agent under the Note Documents in accordance with Section 10.9 of the Securities Purchase Agreement effective 30 days from the date thereof (the “Resignation Effective Date”) and also resigned as the Second Lien Agent (as defined in the Intercreditor Agreement) under the Intercreditor Agreement (as defined in the SPA) effective as of February 10, 2010. As no successor Collateral Agent has accepted a valid appointment in accordance with Section 10.9 of the SPA, Holders have assumed and are performing all duties of the Collateral Agent effective as of the Resignation Effective Date in accordance with Section 10.9 of the Securities Purchase Agreement.
     F. As of June ___, 2010, the outstanding balance of the EP Obligations (including principal, interest and unreimbursed expenses) was $                    .
     G. Holdings has requested, and subject to the terms and conditions set forth herein, as of the Effective Date (as defined in Section 2 herein), the Holders have agreed to further modify and amend the SPA, the Forbearance Agreement, the Buyout Agreement, the Guaranty and Security Agreement and the other Note Documents as set forth below.
     H. Capitalized terms used herein without definition shall have the respective meaning ascribed to such terms in the Buyout Agreement, the Forbearance Agreement, the SPA, the Guaranty and Security Agreement, the Participation Agreement, or the other Note Documents, as applicable.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
1. AMENDMENTS TO NOTE DOCUMENTS. Notwithstanding anything to the contrary in any Note Document or any schedule, exhibit or annex to any of them, as of the Effective Date, the parties agree to further amend and modify the Note Documents as follows:
(a)	Amendments to SPA:
          (i) Section 1.1 is amended by amending and restating in their entirety or adding each of the following defined terms, as the case may be, as follows:
     “Amendment” means that certain Omnibus Amendment to Note Documents, dated as of June ___, 2010.
     [“Cash Collateral Account” means a deposit account or securities account in the name of [Union Bank, N.A.] (Collateral Agent), [The Film Department, LLC] — Control Account, and under the sole control (as defined in the applicable UCC) of the Collateral Agent.”][TBD: Confirm no such accounts]
     “Collection Account” means a Cash Collateral Account, bearing account number                     , maintained with a Collection Bank and designated as ‘[The Film Department] Collection Account’. [TBD Currently maintained in the name of TFD; exploring re-titling in the relevant Film SPE’s name.]
     “Collection Account Agreement” means an agreement, in form and substance satisfactory to the Collateral Agent, among [the Company][Consider changing to the Film SPEs if they are administering the Collection Account], the Collateral Agent, the Collection Bank and the other parties thereto pursuant to which amounts on deposit in the Collection Account are administered and allocated to satisfy the payment obligations of the Company in accordance with the payment waterfall set forth on Schedule II hereto.”
     “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, tax refunds and proceeds from a Sale or financing of any Tax Incentive) relating to, arising in respect of, or otherwise constituting proceeds of any Film Collateral.
     “Film” means exclusively each of the following motion pictures produced by or on behalf of a Company Party (under whatever title such motion may hereafter become known) and presently entitled : (a) “The Rebound”; and (b) “Law Abiding Citizen”.
     “Film SPE” means each of: (i) Rebound Distribution, LLC, a Delaware limited liability company, and (ii) LAC Films, LLC, a Delaware limited liability company or their respective successors.
     “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or property of (i) either Film or Film SPE (as defined in the Forbearance Agreement) or (ii) to the extent such effect relates to or could reasonably be expected to affect any rights or interests of the Collateral Agent and/or the Holders in the Collateral and/or the timely payment or performance of the EP Obligations (as defined in the Forbearance Agreement), any Group Member, (b) the ability of any Note Party to perform its obligations under any Note Document to the extent the same could reasonably be expected to materially and adversely affect the Collateral Agent’s, the Holders’ or any other Secured Party’s rights, remedies or recovery with respect to the Collateral and/or the EP Obligations, and (c) the validity or enforceability of any Note Document or the rights and remedies of the Collateral Agent, the Holders and the other Secured Parties under any Note Document. Notwithstanding anything to the contrary herein or in any other Note Document, the failure at any time of (x) any Film SPE to comply with clauses (a) and (b) of Section 7.1 hereof as written (without giving effect to the exception following clause (b)) or (y) the Company to comply with Section 7.10(c) hereof shall each be deemed to automatically, and without the giving of notice and/or expiration of any other applicable cure period, constitute the occurrence of a Material Adverse Effect.”
     “Scheduled Maturity Date” means June 27, 2012.”
          (ii) Section 2.6 is amended and restated in its entirety to read as follows:
     “Optional Prepayments. The Company may, at any time or from time to time prepay the Notes in whole or from time to time in part (any such partial prepayment to be made pro rata among the Holders, and in a minimum aggregate amount of $1,000,000) with no premium or penalty.”
          (iii) Except as specified hereinafter with respect to a specific section, subsection or provision thereof, exclusively at all times that Holdings is then subject to and in compliance with Section 13 or 15(d) of the Exchange Act, Article VI is deemed modified and amended to the extent necessary to provide that notwithstanding the express requirements thereof, Holdings and the Company shall only be required to provide to the Holders such information and/or reports required to be delivered to the Purchasers under such Section to the extent such information or report relates solely or primarily (directly or indirectly) to a Film SPE, a Film, any other item of Collateral and/or any other matters that have had. or could reasonably be expected to have, an adverse effect upon the condition (financial or otherwise) of a Film SPE, or otherwise involves or relates to a Film, any item of Collateral and/or, to the extent that the same could have a Material Adverse Effect, the ability of any Note Party to perform any of its obligations under any Note Document to which it is a party; provided, however, at the request of the Collateral Agent or any Holder, Holdings shall provide copies of any such reports or financial information that it has filed or is required to file with the SEC within 15 days after it files or is required to file the same with the SEC (whether or not required by the reporting requirements of Section 13 or 15(d) of the Exchange Act). Notwithstanding the immediately preceding sentence, Holdings and the Company shall:
               (A) provide the Collateral Agent and the Holders a summary of insurance coverage maintained with respect to each Film SPE, each Film and the other Collateral at such times as required under Section 6.1(h);
               (B) comply with and provide the Holders with all notices and information as and when required under Section 6.2, provided, however, (i) its reporting obligations under clause (b) thereof shall be limited to such information to the extent directly or indirectly affecting a Film SPE, a Film and/or any other item of Collateral and/or that could reasonably be expected to have a Material Adverse Effect and (ii) it shall not be required to provide the notices and information required by clause (c) thereof; and
               (C) comply with the provisions of Section 6.9 as in effect without giving effect to the Amendment.
          (iv) Except as specified hereinafter with respect to a specific section, subsection or provision thereof, Article VII is deemed amended to the extent necessary to limit the application of such covenants and provisions in each instance to the Film SPEs, the Films and/or any other Collateral and/or any other covenants the failure to comply with which could reasonably be expected to adversely affect the ability of any Note Party to pay perform the EP Obligations and any of its obligations under any Note Document to which it is a party or result in the occurrence of a Material Adverse Effect. Notwithstanding the immediately preceding sentence:
               (A) Section 7.5 shall be amended by deleting clause (c) thereof and replacing it with the following:
     “(c) maintain in full force and effect the Key Man Insurance Policies, together with a collateral assignment of the proceeds thereof in favor of the Collateral Agent (and, with respect to such Key Man Insurance Policies, such Key Man Insurance Policies shall be extended, renewed or replaced with alternative Key Man Insurance Policies no later than 30 days prior to the stated expiry thereof).”
               (B) Section 7.9 shall remain in effect without giving effect to this Amendment;
               (C) Section 7.10 shall be amended and restated in its entirety to read as follows:
     “Additional Collateral and Guaranties. To the extent not delivered to the Collateral Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Note Party after the Closing Date and have any interest in the Collateral), each Group Member that has any interest in the Collateral shall, promptly, do each of the following, unless otherwise agreed by the Required Holders:

     (a) deliver to the Collateral Agent such modifications to the terms of the Note Documents (or, to the extent applicable as determined by the Collateral Agent, such other documents), in each case in form and substance reasonably satisfactory to the Collateral Agent and as the Collateral Agent reasonably deems necessary or advisable in order to ensure that each Subsidiary of any Note Party that has an interest in the Collateral shall effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property that constitutes Collateral, including all of its interests in any Stock and Stock Equivalents and other Securities in each Film SPE, as security for the Obligations;
     (b) deliver to the Collateral Agent all documents representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank; and
     (c) take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien in Collateral securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Note Documents executed on the Closing Date (or, for Collateral located outside the United States, a similar priority acceptable to the Collateral Agent), including the filing of UCC financing statements in such jurisdictions as may be required by the Note Documents or applicable Requirements of Law or as the Collateral Agent may otherwise reasonably request (and Holdings and the Company each hereby ratify its authorization for the Collateral Agent to have filed any initial financing statement or amendment thereto under the UCC (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof).
     Notwithstanding anything to the contrary in this Section 7.10 or any other Note Document, from and after the “Effective Date” (as defined in the Amendment), except with respect to actions deemed necessary or desirable by the Holders at any time or from time to time with respect to the granting, perfection, priority and maintenance of the Collateral Agent’s Lien on the Stock and/or Stock Equivalents of each Film SPE, this Section 7.10 will not require the delivery of Stock or Stock Equivalents with respect to any Subsidiaries of any Note Party.”
               (D) Section 7.11 shall be amended and restated in its entirety to read as follows:
     “Deposit Accounts; Securities Accounts, Collection Accounts and Cash Collateral Accounts. In each instance, subject to the provisions of the Waterfall (as defined in the Forbearance Agreement) : (a) each Group Member that at any time receives Collections or any cash proceeds of any Collateral shall (i) deposit immediately upon receipt all Collections and cash proceeds of Collateral in the Collection Account, (ii) request in writing and otherwise take such reasonable steps to ensure that all of their respective account debtors (including any completion guarantors or other insurers) forward payment of all Collections and other cash proceeds of Collateral owed by them to such Group Member directly to the Collection Account, (iii) deposit immediately all of its Cash Equivalents constituting Collateral or the proceeds thereof in securities accounts that are Controlled Securities Accounts, (iv) if it is responsible for the payment of participations and residuals for any Film, establish and maintain a P&R Reserve Account and maintain funds on deposit in such account sufficient to satisfy the participations and residuals obligations of the Company or other Group Member that are required to be satisfied from time to time in respect of any Film and (v) cause all of their respective deposit accounts and securities accounts into which Collections or any cash proceeds of Collateral are at any time deposited to be Controlled Deposit Accounts or Controlled Securities Accounts, as the case may be (other than any deposit accounts that are Cash Collateral Accounts); provided, however, that each Group Member may maintain payroll, withholding tax and other fiduciary accounts that are not Controlled Deposit Accounts and this clause (v) shall not apply as to any Group Member that does not have the right to receive Collections or any cash proceeds thereof.
     (b) All funds maintained in the Collection Account shall be governed by the Collection Account Agreement and shall be invested solely in Cash Equivalents.
     (c) No Secured Party shall have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Controlled Deposit Account or Cash Collateral Account. From time to time after funds are deposited in a Cash Collateral Account, the Collateral Agent shall transfer funds then held in such Cash Collateral Account for application to the payment of Obligations in accordance with the terms of the Guaranty and Security Agreement. No Group Member and no Person claiming on behalf of or through any Group Member shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the payment in full of all Obligations.”
          (v) Article VIII is amended and restated in its entirety to read as follows:
     “NEGATIVE COVENANTS
     Each Note Party agrees with the Holders and the Collateral Agent to each of the following, as long as any Obligation remains outstanding:
     Section 8.1 [Intentionally Omitted]
     Section 8.2 [Intentionally Omitted]
     Section 8.3 Investments. No Film SPE shall make or maintain, directly or indirectly, any Investment except for the following:
     (a) Investments in cash and Cash Equivalents; and
     (b) endorsements for collection or deposit in the ordinary course of business consistent with past practice.
     Section 8.4 Asset Sales. No Group Member shall Sell any of its property that constitutes Collateral, including, without limitation, pursuant to a Library Liquidity Event, or, solely with respect to a Film SPE, issue shares of its own Stock, except, with respect to a Film SPE, for licenses, grants and sales of distribution rights in Films pursuant to Permitted Distribution Agreements entered into in the ordinary course of business.
     Section 8.5 Restricted Payments.No Film SPE shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment. No other Note Party shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment to the extent that such action results in or could reasonably be expected to result in the occurrence of a Material Adverse Effect.
     Section 8.6 Prepayment of Obligations. No Group Member shall (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Indebtedness, in each case to the extent that such action results in or could reasonably be expected to result in a Material Adverse Effect.
     Section 8.7 Fundamental Changes. No Group Member shall (a) dissolve or liquidate (except for a dissolution or liquidation of any PSC following completion and delivery of the Qualifying Film for which such PSC was formed), (b) merge, consolidate or amalgamate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person (except in connection with the organization by the Company of new Wholly Owned Subsidiaries) or (d) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following: (y) the merger, consolidation or amalgamation of any Subsidiary of the Company (other than a Film SPE) into any Note Party and (z) the merger, consolidation or amalgamation of any Group Member (other than Holdings or either Film SPE) for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Company, the Company shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other Note Party, a Note Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Collateral Agent on the Stock or property of such Note Party shall have been made.
     Section 8.8 Change in Nature of Business. None of the Company or any Film SPE shall carry on any business, operations or activities (whether directly, through a joint venture, or otherwise) substantially different from those contemplated to be carried on by the Company and the Film SPEs at the effective date of the Amendment and business, operations and activities reasonably related thereto.
     Section 8.9 Transactions with Affiliates. Neither Film SPE shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, the Company or any Affiliate of the Company (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for transactions in the ordinary course of business on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Company.
     Section 8.10 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. No Group Member that owns or holds any interest in Collateral shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of any Group Member to incur or suffer to exist any Lien upon any property of any Group Member that constitutes Collateral, whether now owned or hereafter acquired (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except pursuant to the Note Documents.
     Section 8.11 Modification of Certain Documents. No Note Party shall do any of the following: waive or otherwise modify any term of any Constituent Document of, or otherwise change the capital structure of, any Note Party (including the terms of any of their outstanding Stock or Stock Equivalents), in each case except for those modifications and waivers that (x) exclusively with respect to each Film SPE, do not elect, or permit the election, to treat the Stock or Stock Equivalents of any limited liability company (or similar entity), as a security and (y) in the case of any such Constituent Documents, do not result in a Material Adverse Effect or materially and adversely affect the interests of any Secured Party in connection with the Obligations, under the Note Documents or in the Collateral.

     Section 8.12 Accounting Changes; Fiscal Year. No Note Party shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months, in each case, if doing so results in, or could reasonable be expected to result in, a Material Adverse Effect.
     Section 8.13 Margin Regulations. No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.
     Section 8.14 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Group Member shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan that would, in the aggregate, have a Material Adverse Effect.
     Section 8.15 Hazardous Materials. No Group Member shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.
     Section 8.16 [Intentionally Omitted]
     Section 8.17 [Intentionally Omitted]
     Section 8.18 [Intentionally Omitted]”
          (vi) A new Article XIV is added and shall read as follows:
     “ LIMITED RECOURSE NATURE OF OBLIGATIONS
     Section 14.1 Limited Recourse Nature of Obligations. Subject in all respects to the last sentence of this Section 14.1, but notwithstanding any other contrary term or provision contained herein or in the other Note Documents (including, without limitation, the Guaranty and Security Agreement), recourse by the Collateral Agent or any other Secured Party against any Note Party (other than a Film SPE) hereunder or under the other Note Documents shall be limited solely to the Collateral and the proceeds of Collateral to satisfy the Obligations represented by the Notes and no Note Party (other than the Film SPEs) shall be liable hereunder or under any other Note Document solely due to the fact that the Collateral proves to be insufficient to satisfy such Obligations. Notwithstanding anything to the contrary herein or in any other Note Document, including the first sentence of this Section 14.1, upon the occurrence of any Event of Default resulting or arising from the inaccuracy of any representation or the breach of any covenant in any Note Document, the Collateral Agent and the Secured Parties shall not be limited to seeking repayment from and recovering solely against the Collateral and the Film SPEs and instead shall have recourse against each Group Member, and may exercise all rights and remedies under applicable laws and in equity (including seeking specific performance of or enjoining the breach of any other Note Document) in order to obtain full satisfaction of all losses, damages and other claims arising from such Event of Default, including satisfaction of the Obligations as well as all costs of any exercise by them of such remedies, whether incurred before or during the pendency of any bankruptcy case or other insolvency proceeding.”
(b)	Amendments to Guaranty and Security Agreement:
          (i) The definition of “Collateral” shall be amended by adding the following paragraph at the end thereof:
     “Notwithstanding anything to the contrary herein or in any other Note Document, except as provided in the next sentence hereof, the term “Collateral” shall not include (and Collateral Agent hereby releases any Lien previously granted to it in) any of the following property of any Note Party: (i) any Stock and/or Stock Equivalents owned by any Grantor, or (ii) any enumerated assets or type or category of assets in the definition of “Collateral” to the extent such asset does not constitute, comprise an element of, arise from, relate to or otherwise constitute direct or indirect proceeds or products of or accessions to any (1) a Film, (2) Film Collateral, or (3) Pledged Stock of each Film SPE. Notwithstanding the operation of the immediately preceding sentence or any other provision in the Note Documents to the contrary, the term “Collateral” shall for all purposes of the Note Documents include all of the Stock or Stock Equivalents of each of the following Persons (together with any of their respective successors or assigns): (1) LAC Films, LLC and (2) Rebound Distribution, LLC (and the Stock and/or Stock Equivalents of such Film SPEs shall, for all purposes hereof and the other Note Documents, shall constitute “Pledged Stock” in which the Collateral Agent, for the benefit of the Holders, has a perfected first priority Lien pursuant to the terms of this Agreement and the other Note Documents).”
(c)	Amendments to Forbearance Agreement:
          (i) Paragraph 1 of the email of September 2, 2009 from Jane McDonald to Mark Gill, Neil Sacker and the other addressees and persons copied thereon to which the Forbearance Agreement is an attachment (the “Email FA Amendment”) (and, to the extent confirmed or modified by the Email FA Amendment, the related requirement 1 in Mark Gill’s email of August 30, 2009 to Bryan LaCour (the “Email FA Proposal”)) shall have no further prospective force or effect;
          (ii) Paragraph 2 of the Email FA Amendment (and, to the extent confirmed or modified by the Email FA Amendment, the related requirement 2 in the Email FA Proposal) is amended as follows:
               (A) the eight month time limit on the exercise of the option to conclude a binding commitment to release “The Rebound” theatrically in the United States is eliminated;
               (B) sub-clause (iv) is amended to (1) increase the maximum P&A expenses limit therein to $25 million and (2) except as otherwise provided below, to permit the referenced P&A facility for the United States theatrical release of “The Rebound” to be cross-collateralized as to other film projects of the Company Parties; provided, however, that the Holders do not hereby consent to, and no Company Party shall permit, any of the following Collections, monies or revenues (or the proceeds of any of them) to be cross-collateralized or made available to repay any P&A or other obligations incurred in respect of domestic distribution of “The Rebound”: (a) any Collections (or proceeds thereof) arising from any source, media or territory with respect to “Law Abiding Citizen”, (b) any Collections (or proceeds thereof) arising from the distribution or licensing of rights relating to “The Rebound” in any media with respect to any foreign territory, or (c) any Collections or revenues (or proceeds thereof) arising from “Earthbound”, and, to the extent necessary to avoid a violation of the above proviso, regardless of any calculations and/or allocations applicable to other Persons in connection with such P&A facility,

Holdings and the Company shall cause all calculations and allocations under any such P&A facility which are applicable to or otherwise affect sums payable to Collateral Agent and/or Holders to be made in accordance with the above proviso and to directly make payments to the Collateral Agent and/or the Holders in respect of the United States theatrical release of “The Rebound” and participation payments due to the Holders in respect of “Earthbound”, in each case as and when due to them under the terms of the applicable Note Documents. Furthermore, the Holders do not hereby consent to, and no Company Party shall permit, any of the following Collections, monies or revenues (or the proceeds of any of them) to be cross-collateralized or made available to repay the “Earthbound” production loan or any P&A or other obligations incurred in respect of the distribution of “Earthbound”: any Collections (or proceeds thereof ) arising from any source, media or territory with respect to “Law Abiding Citizen” or “The Rebound”, and, to the extent necessary to avoid a violation of the above restriction, regardless of any calculations and/or allocations applicable to other Persons in connection with such production loan or P&A facility, Holdings and the Company shall cause all calculations and allocations under any such production loan or P&A facility which are applicable to or otherwise affect sums payable to Collateral Agent and/or Holders to be made in accordance with the above restrictions and to directly make payments to the Collateral Agent and/or the Holders in respect of the distribution of “Earthbound”, any participation payments due to the Holders in respect of “Earthbound”, in each case as and when due to them under the terms of the Participation Agreement and other applicable Note Documents; and
               (C) sub-clause (viii) is amended to delete the following text: “(A) amounts owed to the senior lenders and (B)”;
          (iii) Paragraphs 4 and 6 of the Email FA Amendment (and, to the extent confirmed or modified by the Email FA Amendment, the related requirements 4 and 6 in the Email FA Proposal) are each amended and restated to read as follows:
     “[Intentionally Omitted]
          (iv) Section 1 of the Forbearance Agreement is amended by adding the following at the end thereof:
     “Capitalized terms used without definition herein and not defined in the Securities Purchase Agreement shall have the meanings given to them in that certain Omnibus Amendment to Note Documents, dated as of June ___, 2010 (the “Amendment”). In the event that any such terms are defined in the Securities Purchase Agreement and are amended pursuant to the Amendment, such terms shall have the amended meanings set forth in the Amendment.”
          (v) Section 4 of the Forbearance Agreement is amended as follows:
               (A) Subsection (f) is amended and restated in its entirety to read as follows:
     “[Intentionally Omitted]”;
               (B) Subsection (g) is amended and restated in its entirety to read as follows:
“Certain Negative Operational Covenants. Commencing upon the Effective Date, no Company Party shall directly or indirectly do or permit or cause any of the following actions to be taken by, or permit any such events or circumstances to occur or suffer to exist, by any Company Party, without the express prior written approval of the Holders (which may be granted or withheld in their sole and absolute discretion):
(i) Incur, make or enter into any agreement, covenant, liability, expenditure, Investment, commitment or other obligation to any Person pursuant to which any Company Party expends, or will or may be obligated to expend: (A) any amount of Collections or other Collateral (or any proceeds thereof) whatsoever in connection with domestic distribution of “The Rebound” (provided that the foregoing limitation in connection with domestic distribution of “The Rebound” shall not apply to P&A financing obtained by any Company Party from any unaffiliated third party and working capital of Holdings which does not constitute or arise from Collections or other Collateral (or any proceeds thereof), and which is obtained and expended in accordance with the terms of paragraph 2 of the Email FA Amendment (as defined in the Amendment); or (B) any aggregate amount (among all Company Parties) in excess of $400,000 with respect to the distribution outside of the United States of “Law Abiding Citizen”, or any aggregate amount (among all Company Parties) in excess of $400,000 with respect to the distribution outside of the United States of “The Rebound”;
(ii) Agree to or enter into any amendment to the Overture Agreement;
(iii) Agree to or enter into any transaction (in each case with respect to or relating to either Film) directly or indirectly with, or for the benefit of, any Affiliate of (A) Holdings, (B) the Company (that is not a Company Party bound by this Agreement) or (C) a Designated Member;
(iv) Allow or permit any Company Party to incur or otherwise remain liable with respect to or responsible for, any Indebtedness or Guaranty Obligations applicable to “Law Abiding Citizen” and/or foreign distribution of “The Rebound”, except for the following (“Permitted Indebtedness”): (A) the Obligations; (B) Guaranty Obligations incurred in solely connection with the issuance of completion guaranties in respect of the Film owned by such Film SPE by an Approved Completion Guarantor; (C) Liabilities relating to participations, deferments and residuals incurred and arising solely with respect to the development, production, distribution or other exploitation of an existing Film; (D) Indebtedness of any Film SPE incurred prior to the “Effective Date” (as such term defined in the Amendment) in connection with the financing of any Tax Incentive or Transferable Tax Incentive Receivable in respect of such Film SPE’s Film with a third party financier; provided, that the aggregate principal amount of any such Indebtedness shall not exceed 100% of the face amount of any such Tax Incentive, and (E) Indebtedness of LAC under the Overture Agreement;
(v) incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of portion of the Collateral, whether now owned or hereafter acquired, or assign any right to receive income or profits of any portion of the Collateral, except for the following (collectively, “Permitted Liens”): (A) Liens created pursuant to this Agreement or any Second Lien Document; (B) Liens pursuant to written security agreements (in form and substance reasonably acceptable to the Collateral Agent) in favor of guilds required by the guilds pursuant to the terms of collective bargaining agreements; provided, that such Liens are subordinated to the Liens created under the Security Documents on a non-cross collateralized basis with respect to the corresponding Film pursuant to a Guild Subordination Agreement or otherwise as a matter of law; (C) Liens incurred in the ordinary course of business with regard to goods provided or services rendered by laboratories and post-production facilities, so long as any such laboratory or post-production facility has entered into a Laboratory Pledgeholder Agreement; (D) Liens to secure distribution, exhibition and\or exploitation rights of licensees pursuant to Permitted Distribution Agreements; provided, that such Liens shall attach solely to the distribution, exhibition and\or exploitation rights granted by the applicable Film SPE pursuant to the subject Permitted Distribution Agreement and to non-exclusive rights of access to the materials in respect of the Film that is the subject of the Permitted Distribution Agreement and to an interest in the copyright of the Film to the extent necessary to permit the licensee to exercise the distribution, exhibition and/or exploitation rights granted pursuant to the subject Permitted Distribution Agreement; (E) Liens granted prior the Effective Date of the Amendment in favor of an Approved Completion Guarantor in connection with a completion bond issued with respect to any Film, to secure the right of such Approved Completion Guarantor to recoup its contribution to any costs of such Film and other amounts recoupable by it in respect thereof, provided, that such Liens are subordinated to the Liens in favor of the Collateral Agent, in each case on terms and conditions reasonably acceptable to the Collateral Agent, and in any event solely with respect to the applicable Film on a non-cross collateralized basis; (F) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; (G) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC or any similar Section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction; (H) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(g) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings; (I) Liens granted prior to the Effective Date of the Amendment to any unaffiliated third-party financier of (i) a Tax Incentive or (ii) a Transferable Tax Incentive Receivable (such a Lien a “Transferable Tax Incentive Receivable Lien”), in each case pursuant to arm’s length financing agreements containing customary terms and conditions with such unaffiliated third party financier; provided that: such Lien extends only to such Tax Incentive or Transferable Tax Incentive Receivable, as applicable; and unless Collateral Agent has released its Liens in such Tax Incentive or Transferable Tax Incentive Receivable, as applicable, to the extent permitted in this Agreement or the other Note Documents, such Liens are subject to a subordination or intercreditor agreement acceptable to the Collateral Agent providing that such Liens are senior to the Liens created under the Security Documents but only until such time as any loans made by such unaffiliated third-party financier in connection therewith have been indefeasibly repaid in full; provided, that any Transferable Tax Incentive Receivable Lien shall be subordinated to the Liens created under the Security Documents until such time as the applicable third party financier has advanced against such Transferable Tax Incentive Receivable and the proceeds of such advance have been deposited into the Collection Account; (J) Liens granted prior to the Effective Date of the Amendment to any Tax Credit Counterparty with respect to a Financed Transferable Tax Incentive, provided that: (i) such Liens are subordinated to the Liens created under the Security Documents pursuant to a subordination or intercreditor agreement acceptable to the Collateral Agent until such time as immediately available funds in an amount equal to (A) the purchase price payable by such Tax Credit Counterparty under the Purchase Agreement with respect to such Financed Transferable Tax Incentive has been deposited into the Collection Account or (B) if such Financed Transferable Tax Incentive is financed by a unaffiliated third party financier, that portion of the purchase price not required to repay in full all Indebtedness of any Note Party incurred in connection with such financing has been deposited into the Collection Account, and (ii) such Lien extends only to such Tax Incentive; and (K) Liens in favor of an unaffiliated third party provider of P&A financing exclusively with respect to the initial United States theatrical release of “The Rebound”, granted pursuant to arm’s length financing agreements containing customary terms and conditions with such unaffiliated third party financier; provided that: such Lien extends only to such P&A financing for “The Rebound”, and in connection therewith, the Collateral Agent agrees to enter into a subordination or intercreditor agreement acceptable to the Collateral Agent providing that such Liens are senior to the Liens created under the Security Documents but only until such time as any loans made by such third-party financier in connection therewith have been repaid in full; provided, that any Lien granted to such P&A financier shall be subordinated to the Liens created under the Security Documents until such time as the applicable unaffiliated third party P&A financier has advanced the agreed upon P&A funding and the proceeds of such advance have been deposited into a [Cash Collateral Account];
(vi) dispose or permit or consent to the disposition of the Collateral or any portion or element thereof, except for the following: licenses, grants and sales of exploitation rights in Films pursuant to Permitted Distribution Agreements entered into in compliance with Subsections 4(g)(i) through (iii)) above and 4(j) below; and
(vii) exclusively with respect to each Film SPE, make any Restricted Payments.”;
               (C) Subsection (h) is deleted and replaced with the following: “[Intentionally Omitted]” ;
               (D) Subsection (j) is amended and restated in its entirety to read as follows:
     “Certain Affirmative Covenants. Notwithstanding anything to the contrary contained in the Note Documents, commencing upon the Effective Date, Holdings and the Company shall, and shall cause each Film SPE to, do each of the following in compliance with the Applicable Standard of Care:
(i) Commence or continue its efforts to obtain and consummate distribution agreements for the Films or any territories or media that are unsold as of the Effective Date.
(ii) Meaningfully consult with the Holders on (A) all material terms of (I) such distribution agreements for the Films prior to entering into any such distribution agreements and (II) any amendments, restatements, supplements or other modifications (including waivers) of any material distribution terms of any distribution agreement (whether such distribution agreement was originally entered into before or after the Effective Date) prior to entering into any of the foregoing, and (B) the strategy for procuring distribution agreements for the Films in unsold territories.

(iii) Provide the Holders with (i) correct and complete copies of each distribution agreement and other agreement entered into in connection with any Film, and all amendments, restatements, supplements or other modifications (including waivers) thereto in existence as of the Effective Date, (ii) correct and complete copies of each distribution agreement and other agreement entered into in connection with any Film and all amendments, restatements, supplements or other modifications (including waivers) thereto that are entered into by any Company Party on or after the Effective Date, in each case, no later than seven Business Days after entering into any of the foregoing, and (iii) prior to the Effective Date (as defined in the Amendment) provide the Holders with a complete and accurate schedule of all distribution agreements, license agreements and all similar or related agreements that have been entered into with respect to each Film providing the name, date, parties and status of each such agreement.
(iv) Negotiate all new distribution agreements and any amendments, restatements, supplements or other modifications (including waivers) of any distribution agreement (whether such distribution agreement was originally entered into before or after the Effective Date), in each case, on an arm’s length basis to maximize the amounts available to be distributed to the Holders under the Waterfall, in a manner consistent with the standards of a fiduciary for the benefit of the Holders.
(v) Satisfy the requirements for delivery of either a notice of availability, laboratory access or delivery of all delivery materials required by each distribution agreement to the extent required to trigger payment of each applicable installment of the minimum guarantee payable under such distribution agreement.
(vi) Protect and enforce their rights under each distribution agreement, including collecting all amounts and other things of value due to any Company Parties thereunder; during the continuance of an Event of Default, the Collateral Agent may enforce the obligations of Persons obligated on such distribution agreements and exercise the rights of the Company Parties with respect thereto.
(vii) Make, permit, consent to or approve any accountings of Collections, expenses (including distribution expenses), and any other items that are payable prior to distributions to be made to the Holders pursuant to any tier of the Waterfall.
(viii) As to each Film, promptly submit to Holders each Company Settlement Statement (as defined in the Credit Agreement) formerly required to be submitted to the Credit Agreement Administrative Agent pursuant to the Credit Agreement (prior to its termination). Each such Company Settlement Statement shall be submitted with supporting detail and documentation, including a detailed statement with respect to each Film setting forth the following items, for the period covered by the applicable Company Settlement Statement: (i) all Collections, broken out by territory (by way of example only: USA, Canada, UK, France, Japan), and to the extent any Company Party receives the following information, such Collections shall also be broken out within each territory, by media (by way of example only: theatrical, home video, pay television, free television, merchandise); and (ii) the calculation (and to the extent any Company Party receives such information, the recipient) of all amounts to be applied, paid, recouped, offset, reimbursed or otherwise accounted for pursuant to the Waterfall, including all residuals, participations and distribution expenses.”

               (E) Subsection (k) is amended and restated in its entirety to read as follows:
     “[Intentionally Omitted]”.
     (d) Amendments to Buyout Agreement:
          (i) [Until such time as the Holders designate a new Collateral Agent, all references to the “Collateral Agent” in any of the Note Documents shall be deemed to refer to the Holders or their designee;]
          (ii) Section 5 (a) is amended and restated to read in its entirety as follows:
     “Paydown Provisions Applicable in IPO Transaction. The following paydown provisions shall apply if the initial Equity Transaction is an IPO.
          (i) Initial Cash Paydown on Closing of IPO. HWMP, Delaware Company and Holdings shall cause the underwriter of the IPO to remit directly to an account designated by the Collateral Agent for the benefit of the Holders, concurrently with its first remittance to Delaware Company or any Company Party of any net cash proceeds of the IPO, immediately available funds in an amount equal to the then current outstanding amount of the EP Obligations, minus $16.5 million (the “Initial IPO Cash Paydown”). Holdings and HWMP each hereby agrees to cause the Equity Transaction documents to provide for payment to the Collateral Agent for the benefit of the Holders of the Initial IPO Cash Paydown as an express and required use of proceeds of the IPO.
          (ii) Holders’ Securities on Closing of IPO. At the closing of the IPO, Holders also shall receive for no additional consideration, in addition to the Initial IPO Cash Paydown, (X) shares of common stock of Delaware Company having a Value (as defined below) equal to $1.5 million, which shares of common stock shall be issued at the closing of the first issuance by Delaware Company of securities in the IPO (the “IPO Shares”) and (Y) warrants (in a form acceptable to Holders) to purchase 150,000 shares of common stock of Delaware Company at a price equal to 130% of the actual per share issuance price to the public of shares of common stock of Delaware Company in the IPO, which warrants shall be exercisable for a period of five years following the closing of the IPO (the “IPO Warrants” and, together with the IPO Shares, the “IPO Securities”). As used herein, “Value” shall be defined as the product of (A) the number of shares of common stock to be issued by Delaware Company to Holders, multiplied by (B) the actual per share issuance price to the public of shares of common stock of Delaware Company in the IPO. The IPO Securities shall be allocated among Holders (or their respective designees) in accordance with their respective Pro Rata Shares as in effect immediately prior to the date of receipt by Holders of the Initial IPO Cash Paydown or as otherwise designated by Holders to Holdings in writing prior to such date.
          (iii) Additional Payments to Holders Following Closing of IPO. Following the Initial IPO Cash Paydown and the delivery to the Holders of the IPO Securities, the balance of the EP Obligations shall be permanently reduced by the sum of (X) the IPO Cash Paydown and (Y) $1.5 million (i.e., the Value of the IPO Shares). Thereafter, until such time as the EP Obligations are repaid in full in cash, the remittance and application of all Collections and other proceeds of Collateral shall continue to be governed by and applied and allocated in accordance with the Waterfall. Notwithstanding anything in any Note Document to the contrary, Holdings and the Company may obtain one or more loans (collectively, the “EP Takeout Loan”) from Union (and/or such other lenders as may make such loan(s)) secured in whole or in part by the Collateral to fund, the proceeds of which EP Takeout Loan shall be utilized (either exclusively or, to the extent not sufficient to effect the full paydown of the EP Obligations, together with other monies derived from other sources) exclusively for the payment in full in cash of all (but not less than all) of the EP Obligations then outstanding at the effective time of the funding of such EP Takeout Loan (the “Payoff Amount”); provided, however, that in no event shall any EP Takeout Loan be incurred or any Liens granted to any Person in anticipation or connection therewith until and unless the EP Obligations have all been (or concurrently with the making of the EP Takeout Loan, are) paid in full in cash. All payments to Holders under this Section 5 shall be deemed applied first against any unreimbursed costs and expenses of the Collateral Agent and the Holders, then against interest and then against the principal portion of the Payoff Amount. Holdings shall have the right, not later than the date of receipt by Holders of the Initial IPO Cash Paydown, to cause Holders to receive (concurrently with the Initial IPO Cash Paydown), an amount equal to the Payoff Amount in full satisfaction of the EP Obligations.
          (iv) Treatment of Payoff Period Interest. Notwithstanding anything to the contrary in any Note Document, if (and only if) all (but not less than all) of the Payoff Amount has been paid in full in cash to and received by the Holders in accordance with this Section 5(c) on or before the expiration of the 60 day period commencing on (but not including) the date of the Amendment (the “Payoff Period”), all interest that has accrued and/or would have been due and payable under the terms of the Notes and the Forbearance Agreement on the EP Obligations during the Payoff Period (the “Payoff Period Interest”) shall be deemed forgiven, shall no longer constitute an EP Obligation, and shall not be required to be paid to the Holders at the time of or as part of the Payoff Amount. If, however, the Payoff Amount is not paid in full in cash to and received by the Holders in accordance with this Section 5(c) before the expiration of the Payoff Period, all Payoff Period Interest shall be unaffected by the immediately previous sentence and shall accrue, be due and payable at such times, and otherwise be governed by and treated in accordance with and pursuant to the terms and provisions of the Notes and the Forbearance Agreement (as the same may be amended by other provisions of this Amendment, but without giving effect to the first sentence of this paragraph). For purposes of clarification, it is the intention of the parties that Payoff Period Interest shall continue to accrue during the Payoff Period in accordance with the terms of the Note Documents, subject only to its forgiveness upon strict compliance with and satisfaction of all of the conditions set forth in the first sentence of this paragraph.”;
          (v) Section 5(d) is amended and restated to read in its entirety as follows:
     “Discharge of Obligations Under, Release of Liens Created by, and Termination of Note Documents. Effective immediately upon receipt by Holders of the Payoff Amount or the Initial Private Equity Investment Cash Paydown, as applicable, and the execution and delivery by Delaware Company (as applicable), Holdings and the other Company Parties, on the one hand, and Collateral Agent (if the Holders are not then acting as Collateral Agent) and Holders, on the other hand, of a mutual general release of any and all claims arising from or in respect of the Note Documents as of such date of receipt by Holders of the Payoff Amount or the Initial Private Equity Investment Cash Paydown, as applicable (which release shall be in substantially the form of the release set forth in Section 26 hereof but fashioned as a mutual release and shall except from its scope the rights and obligations of such parties under this Agreement (other than those rights and obligations hereunder that are discharged as set forth below)): (i) all Obligations under the Note Documents (other than those Obligations that are expressly stated to survive the termination of the Note Documents, which Obligations are hereby expressly assumed by any successor in interest to Holdings’ obligations hereunder and under any other Note Document, including, without limitation, Delaware Company) shall thereupon be completely discharged and satisfied in full, and each Company Party shall thereupon be released from all liability therefor; (ii) all liens and security interests created by the Note Documents in and to the Collateral shall thereupon be released and terminated without the need for any further action; (iii) all Note Documents shall thereupon be terminated

(other than those provisions therein (such as but not limited to indemnification provisions) that by their express terms survive the termination of any such Note Documents), and all other rights and remedies of Collateral Agent and Holders thereunder shall thereupon be extinguished (including but not limited to any rights to receive or retain participation interests in any current or future film properties of any Company Party); and (iv) any and all obligations of Holders under any Note Document(s) shall thereupon be terminated and any and all rights of Company Parties and any other Persons with respect thereto shall thereupon be completely discharged and satisfied in full, and each Holder shall thereupon be released from all liability therefor without the need for any further action; provided, that the foregoing release and discharge shall not release or otherwise affect any rights or obligations of the parties set forth in this Agreement (other than with respect to the obligations of HWMP or any Company Party under, and the rights of Collateral Agent or any Holder under, Sections 2 (except the last sentences of each of Sections 2(a) and 2(b)), 3 (except the last sentence thereof), 8 and 28 hereof, which rights and obligations shall be so extinguished and discharged). Collateral Agent and Holders hereby agree to execute and deliver or cause to be executed and delivered to Company, in each instance at the sole expense of Delaware Company or Holdings, as applicable, such further instruments and documents and do and cause to be done such further actions as may reasonably be requested by Company to evidence the foregoing release and termination, including (A) returning all original Notes to Company for cancellation and (B) executing and delivering to Company any required lien release documents.”;
     (vi) Section 5(e) is amended and restated to read in its entirety as follows:
“[Intentionally Omitted]”.
     (e) Amendments to Participation Agreement:
          (i) Section 2 is amended and restated to read in its entirety as follows:
     “Termination: At such time as the EP Obligations (as defined in the Buyout Agreement) have been paid in full in cash, then Eton Park’s right to receive the participation set forth in paragraph 1 above shall be irrevocably terminated and Producer shall have no obligations to Eton Park under this Agreement whatsoever.”
2. CONDITIONS TO EFFECTIVENESS. Each of the parties hereto hereby agrees and acknowledges that this Amendment shall not be effective until such time as each of the following conditions shall have been satisfied (or waived in writing by the Holders) in form and substance satisfactory to the Holders in their sole discretion (the date the last of such conditions shall be so satisfied (or waived) being referred to herein as the “Effective Date”):
     (a) Each party hereto shall have received a copy of this Agreement duly executed and delivered by the other parties;
     (b) The Company Parties shall have duly made all filings with the Securities and Exchange Commission and shall have received any consents required from the Securities and Exchange Commission and any third parties in connection with the transactions contemplated hereby; copies of which filings shall have been provided to the Holders and their counsel upon or before their submission to the Securities and Exchange Commission;
     (c) The IPO shall have closed and the Holders shall have received the Initial IPO Cash Paydown and the IPO Securities;

     (d) Each record and beneficial owner of any equity interest (however denominated) in a Film SPE, shall have executed and delivered to the Collateral Agent a Pledge Agreement substantially in the form set forth as Annex I to the Guaranty and Security Agreement (with only such modifications as the Holders may approve) with respect to such Film SPE equity interests and shall take such other actions reasonably requested by the Collateral Agent as necessary or desirable to better perfect the Collateral Agent’s first priority Liens on such Film SPE equity interests;
     (e) Each Film SPE shall have executed and delivered to the Collateral Agent a Joinder Agreement substantially in the form set forth as Annex I to the Guaranty and Security Agreement (with only such modifications as the Holders may approve).
     (f) Provided a summary thereof has been provided to the Company not less than two business days prior to the closing of the IPO, Holdings and the Company shall have reimbursed the Holders for all expenses incurred by them in connection with the preparation, negotiation and implementation of this Amendment and the actions contemplated hereby (and shall in any event be obligated to reimburse all such Holders for such expenses within ___days of their later submission of a summary of any such expenses).
     (g) HWMP (or any direct or indirect Subsidiary thereof holding title thereto) shall have contributed to the Company all right, title and interest in and to the Stock or Stock Equivalents in Earthbound Films, LLC (or any other Person subsequently holding an interest in the motion picture tentatively entitled “Earthbound” (“EB Sub”) and, if EB Sub is an entity other than “Earthbound Films, LLC (by virtue of a transfer of assets, a merger or otherwise), EB Sub shall affirmatively assume (in a writing in favor of the Holders) all of the obligations of Earthbound Films, LLC (as “Producer”) to the Eton Park under and pursuant to the terms of the Participation Agreement.
     (h) The Company shall have taken such other actions, and executed, delivered and recorded (as applicable) such documents, as the Holders may request in order to better perfect the Collateral Agent’s first priority Liens on the Collateral; and
     (i) Union shall have resumed its role as Collateral Agent for the Holders.
In the event any of the foregoing conditions has not been satisfied (or waived in writing by the beneficiary thereof) by the close of business on July ___, 2010 after the execution and delivery hereof by all parties hereto, this Agreement shall be of no further force or effect and shall not be binding on the parties hereto; provided, that notwithstanding the foregoing, Sections 2(c) through (h) (other than Section 2(f)) hereof shall be applicable and remain in full force and effect.
3. LIMITED WAIVER OF EVENTS OF DEFAULT. Upon the occurrence of the Effective Date, the Holders and the Collateral Agent shall be deemed to have waived each Stipulated Default (as defined in the Forbearance Agreement). This Amendment shall be limited solely to the matters expressly set forth herein and, except as expressly provided herein (including the immediately preceding sentence), shall not (a) constitute an amendment, modification or waiver of, or a forbearance with respect to, any term or condition of the SPA, the Forbearance Agreement or any other Note Document, (b) prejudice, restrict or affect any right or rights that Collateral Agent or any Holder may now have or may have in the future under or in connection with the SPA, the Forbearance Agreement or any other Note Document, or (c) require Collateral Agent or any Holder to agree to any amendment, modification or waiver of, or forbearance with respect to, any term or condition of the SPA, the Forbearance Agreement or any other Note Document on a future occasion. Each of Holdings, the Company and each other Company Party expressly acknowledges and agrees that the SPA and the other Note Documents to which it is a party are valid and enforceable by Collateral Agent and the Holders against it, and expressly reaffirms each of its Obligations under each Note Document to which it is a party. Holdings, the Company, each Film SPE, and each other Company Party further expressly acknowledges and agrees that Collateral Agent, on behalf of the Holders (and in the absence of a duly appointed Collateral Agent, the Holders collectively), has a valid, duly perfected, first priority and fully enforceable security interest in and lien against each item of Collateral (except as otherwise provided in the Note Documents). Each of Holdings, the Company, each Film SPE, and the other Company Parties agrees that it shall not dispute the validity or enforceability of the SPA or any of the other Note Documents or any of its Obligations thereunder, or the validity, priority, enforceability or extent of Collateral Agent’s and the Holders’ security interest in or lien against any item of Collateral. Holdings, the Company, each Film SPE, and each of the other Company Parties hereby acknowledge and agree that this Amendment shall be a Note Document, that any default by any Company Party of its respective obligations under this Amendment shall constitute an “Event of Default” under the SPA and, as such, Collateral Agent and the Holders shall have the same rights and remedies against Holdings, the Company and other Company Parties with respect to breaches under this Amendment as it has with respect to breaches of covenants, representations and warranties in other Note Documents.
4. PAYMENT OF HOLDERS’ LEGAL FEES. Holdings and the Company hereby, jointly and severally, agree to pay for all reasonable legal fees and out-of-pocket costs for services rendered by Manatt, as counsel to Holders, in connection with the transactions contemplated hereby.
5. RELEASE. Each of HWMP, Holdings, the Company, each Film SPE and each other Company Party hereby acknowledges that as of the Effective Date it has no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever (other than payment) that can be asserted to (i) reduce or eliminate all or any part of its EP Obligations or liabilities under the Note Documents or (ii) seek affirmative relief or damages of any kind or nature from Collateral Agent or any Holder or their respective affiliates or participants, or any of their respective directors, managers, members, partners, officers, agents, employees or attorneys (the “Covered Persons”). Each of HWMP, Holdings, the Company, each Film SPE, and the other Company Parties hereby voluntarily and knowingly releases and forever discharges each of the Covered Persons, and their successors and assigns, from all possible claims, demands, actions, causes of action, damages, costs, expenses, and liabilities whatsoever, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, which HWMP, Holdings, the Company, such Film SPE, or such Company Party may now or hereafter have against any Covered Person, and irrespective of whether any such claims arise out of contract, tort, violation of law or regulations, or otherwise, with respect to matters occurring or arising prior to the effectiveness of this Agreement and arising from or in respect of the Note Documents.
6. RELEASE OF UNKNOWN CLAIMS. Each of HWMP, Holdings, the Company, each Film SPE, and each other Company Party hereby waives the provisions of any applicable laws (including Section 1542 of the California Civil Code) restricting the release of claims which the releasing parties do not know or suspect to exist at the time of release, which, if known, would have materially affected HWMP’s, Holdings’, the Company’s, such Film SPE’s or such Company Party’s decision to agree to such release. Each of HWMP, Holdings, the Company, each Film SPE and each other Company Party hereby agrees, represents and warrants to Collateral Agent, the Holders and their respective affiliates and participants, and their respective predecessors, agents, officers, directors, employees, successors and assigns that it realizes and acknowledges that factual matters now unknown to HWMP, Holdings, the Company, such Film SPE or such Company Party may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and further agrees, represents and warrants that the release provided hereunder has been negotiated and agreed upon in light of that realization and that Holdings, the Company, such Film SPE, and such Company Party nevertheless hereby intend to release, discharge and acquit the Covered Persons, and their successors and assigns, from any such unknown claims. Section 1542 of the California Civil Code provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
HWMP, Holdings, the Company, each Film SPE and each Company Party agrees this Section 6 shall be immediately effective as to HWMP, Holdings, the Company, each Film SPE and each Company Party on the date such party executes this Amendment. The effectiveness of this Section 6 shall survive the expiration or any other termination of this Amendment.
7. INCORPORATION OF PRELIMINARY STATEMENTS. The preliminary statements set forth above are hereby incorporated into this Amendment as accurate and complete statements of fact. Without limiting the foregoing, Holdings, the Company, each Film SPE, and each other Company Party hereby acknowledge and agree that (a) none of the Company Parties has any disputes, defenses or counterclaims, or setoffs of any kind or nature which would in any way reduce or offset their respective Obligations to Collateral Agent and Holders under the Note Documents as in effect on the date hereof and (b) subject to, and until the occurrence, if ever, of the Effective Date, the provisions of the Forbearance Agreement shall remain in full force and effect.
8. REPRESENTATIONS AND WARRANTIES. (a) To induce the Collateral Agent and the Holders to enter into this Amendment, Holdings, the Company and each other Company Party each represent and warrant to the Collateral Agent and the Holders that: (i) such Company Party is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to execute and deliver, and to perform its obligations under, each of this Amendment, (ii) the execution, delivery and performance by Holdings, the Company and such Company Party of this Amendment and all documents contemplated hereunder are within such Company Party’s powers, have been duly authorized, executed and delivered by such party, and are not in conflict with such Company Party’s articles, bylaws, limited liability company agreement, operating agreement, partnership agreement or other organizational documents; (iii) this Amendment and all of the Second Lien Documents to which such Company Party is a party constitute valid and binding obligations of each such Company Party enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, (iv) such Company Party’s obligations to pay and perform the Obligations is absolute and unconditional, (v) there exists no right of setoff or recoupment, counterclaim or defense of any nature whatsoever to such Company Party’s complete payment and performance of the Obligations, (vi) such execution, delivery and performance of this Amendment and each such Second Lien Document by each such Company Party will not materially violate any law, rule or order of any court or governmental agency or body to which such Company Party is subject; and does not result in the creation or imposition of any lien, security interest or encumbrance on any now owned or hereafter acquired property of any Company Party, and (vii) with the exception of the Film SPEs, none of Holdings, the Company or any other Group Member or Company Party possess, control (as such term is defined in Article 9 of the UCC), or have any right, title or interest in, to or under any Film or other item or portion of the Collateral.

     (b) Except with respect to the Stipulated Events of Default (as defined in the Forbearance Agreement), each of Holdings, the Company and each other Company Party hereby affirms to Collateral Agent and Holders that all of its representations and warranties set forth in the Note Documents are true, complete and accurate in all material respects as of the date hereof. Each of Holdings, the Company and each other Company Party hereby represents that, after giving effect to this Agreement, other than the Stipulated Defaults, no Event of Default has occurred and is continuing as of the date hereof. Each Company party agrees that any breach by any Company Party of the representations, warranties and covenants by it under this Amendment shall be an Event of Default.
9. REAFFIRMATION AND AMENDMENT OF GUARANTY. Each of the Company Parties who are Guarantors acknowledges the terms of this Agreement and reaffirms and agrees that: (i) the Guaranty and Security Agreement remains in full force and effect and that its Guaranty Obligations cover the full and punctual payment of the EP Obligations (including, without limitation, the Payoff Amount) (payable without demand upon any failure by the Company or any other Note Party obligated thereon to make payment thereof and including any damages incurred by Collateral Agent or Holders arising therefrom); (ii) nothing in such Guaranty and Security Agreement obligates Collateral Agent or any Holder to notify the undersigned of any changes in the financial accommodations made available to the Company or to seek reaffirmations of such Guaranty Obligation; and (iii) no requirement to so notify any Guarantor or to seek reaffirmations in the future shall be implied by this reaffirmation.
10. FURTHER ASSURANCES. Each of the parties hereto agrees that it will promptly execute and deliver or cause to be executed and delivered such further instruments and documents, and take or cause to be taken such further action, as may be necessary, or that any other party hereto may reasonably request, in order to give effect to, or implement to the fullest extent, each of the terms and provisions of this Amendment, in each case at the sole expense of Holdings and the Company.
11. REFERENCES. This Amendment shall be limited precisely as written and shall not be deemed (a) to be a consent granted pursuant to, or a waiver or modification of, any other term or condition of the Buyout Agreement, the Forbearance Agreement, SPA or any of the other Note Documents, or (b) to prejudice any right or rights that any Holder may now have or have in the future under or in connection with the Buyout Agreement, the Forbearance Agreement, SPA or any of the other Note Documents. Whenever the Buyout Agreement or Forbearance Agreement is referred to in the Buyout Agreement, the Forbearance Agreement, the SPA or any of the other Note Documents, such reference shall be deemed to mean such document as modified by this Amendment.
12. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of a signature page hereto by facsimile or other electronic transmission shall be equally effective as delivery of a manually executed counterpart of this Amendment.
13. SEVERABILITY. If any provision of this Amendment shall be held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality and enforceability of such provision in any other jurisdiction.
14. GOVERNING LAW. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Jurisdiction and venue for any dispute in respect of this Amendment shall be as provided in the Buyout Agreement.

15. NO ADVERSE CONSTRUCTION. Neither this Agreement nor any of the Note Documents shall be construed more strictly against the Collateral Agent or any Holder merely by virtue of the fact that the same have been prepared by the Collateral Agent, the Holders or their respective counsel, it being recognized that the Company Parties have contributed substantially and materially to the preparation of this Agreement and the Note Documents.
16. ENTIRE AGREEMENT; MISCELLANEOUS. This Amendment constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, oral or written, with respect thereto. The section and subsection titles contained in this Amendment are included for the sake of convenience only, and shall not affect the meaning or interpretation of this Amendment, the Securities Purchase Agreement or any other Note Documents or any provisions hereof or thereof.
17. LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Securities Purchase Agreement and other Note Documents, the terms and provisions of this Amendment shall govern. In all other respects, the Note Documents shall remain in full force and effect.
18. WAIVER OF JURY TRIAL. THE PARTIES HERETO, AND EACH OF THEM, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE SECOND LIEN DOCUMENTS, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED THEREBY OR HEREBY.
19. NO ORAL MODIFICATION. Neither this Amendment nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Amendment (provided that any party that is the beneficiary of any provision hereof may unilaterally waive compliance with such provision for its benefit by another party). Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.
20. CONSULTATION WITH COUNSEL. Each of the Company Parties represents to Collateral Agent and Holders that it has discussed this Amendment with its attorneys.
21. NOTE DOCUMENTS. This Amendment and any other Second Lien Document entered into at anytime by any of the Company Parties with the Collateral Agent and/or the Holders shall constitute “Note Documents” for all purposes of the Securities Purchase Agreement and the other Note Documents.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first written above.

H & W MOVIE PARTNERS, LLC
By:
Name:
Title:

THE FILM DEPARTMENT HOLDINGS, INC.

By:

Neil Sacker, President & Chief Operating Officer

THE FILM DEPARTMENT LLC
By:	The Film Department Holdings LLC, its sole Member

By:

Neil Sacker, President & Chief Operating Officer

TFD LITERARY ACQUISITIONS, LLC

By:	The Film Department LLC, its sole Member

By:

Neil Sacker, President & Chief Operating Officer

THE FILM DEPARTMENT INTERNATIONAL, LLC
By:	The Film Department LLC, its sole Member

By:

Name:
Title:

[EB Sub][1]
By:

By:

Name:
Title:

LAC FILMS, LLC
By:	The Film Department LLC, its sole Member

By:

Name:
Title:

TFD MUSIC, LLC
By:	The Film Department LLC, its sole Member

By:

Name:
Title:

FILM DEPARTMENT MUSIC, LLC
By:	The Film Department LLC, its sole Member

By:

Name:
Title:

BD PRODUCTIONS, LLC
By:	The Film Department LLC, its sole Member

By:

Name:
Title:

REBOUND DISTRIBUTION LLC
By:	The Film Department LLC, its sole Member

By:

Name:
Title:

ETON PARK CLO MANAGEMENT 1
By: Eton Park Asset Management, L.L.C., as Collateral Manager, as a Holder

By:

Name:
Its:

ETON PARK CLO MANAGEMENT 2
By: Eton Park Asset Management, L.L.C., as Collateral Manager, as a Holder

By:

Name:
Its:

ETON PARK MASTER FUND, LTD.
By: Eton Park Capital Management, L.P., its Investment Manager, as a Holder

By:

Name:
Its:

ETON PARK FUND, L.P.
By: Eton Park Capital Management, L.P., its investment manager, as a Holder

By:

Name:
Its: